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                            NOTICE TO PARTICIPANTS OF
                THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE
                             RETIREMENT SAVINGS PLAN


                                                              April 16, 2003

Dear Retirement Plan Participant:

                              EXTENDED TENDER OFFER

         On March 31, 2003, Simon Property Acquisitions, Inc. and Westfield America, Inc. extended the offer to purchase all outstanding shares of common stock of Taubman Centers, Inc. for cash at the offer price of $20.00 per share. Due to the extension, the Plan Deadline for providing Vanguard your tender instructions is now 12:00 noon EST on Tuesday, May 27, 2003. In the event the offer's expiration date (which is currently set for 12:00 midnight EST on May 30, 2003) is extended, the Plan Deadline will automatically be extended to three business days prior to the new expiration date.

                       A NOTE ABOUT THE TAUBMAN STOCK FUND

         Enclosed is an updated notice regarding the blackout period for the Taubman stock fund under The Taubman Company and Related Entities Employee Retirement Savings Plan. If you have any questions regarding the enclosed notice, you may contact Vanguard(R) Participant Services at 1-800-523-1188, Monday through Friday from 8:30 a.m. to 9:00 p.m. EST.

                  PLEASE PROVIDE YOUR INSTRUCTIONS TO VANGUARD

         To provide tender instructions to Vanguard you should complete and return the Tender Offer Instruction Form that you previously received. If you already provided tender instructions to Vanguard for the offer, those instructions will apply to the extended offer. If you want to change earlier instructions you provided to Vanguard, you may obtain a new Tender Offer Instruction Form by calling Vanguard(R) Participant Services at 1-800-523-1188. New tender instructions must be received by 12:00 noon EST, on Tuesday, May 27, 2003. You may fax your tender instructions to Vanguard's attention weekdays between 9:00 a.m. and 5:00 p.m. EST at 1-877-226-7171.

                                                Sincerely,

                                                Vanguard Fiduciary Trust Company